Exhibit 99.1

GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Barnes Group Inc., a Delaware corporation (the “Company”); and

WHEREAS, Irenic Capital Management LP, Irenic Capital Evergreen Master Fund LP, Irenic Capital Opportunity Master Fund LP, Irenic Schooner LLC, Irenic Capital Evergreen Fund GP LLC, Irenic Capital Opportunity Fund GP LLC, Irenic Capital Management GP LLC, Andrew Dodge, Adam J. Katz (collectively, “Irenic”), and Larry A. Lawson (together, with Mr. Katz, the “Nominees” and, together with Irenic, the “Group”) wish to enter into this Group Agreement (this “Agreement”) to form a group for the purpose of working together to enhance stockholder value at the Company, including seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2024 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 27th day of January 2024 by the parties hereto:

1.       In the event that the Group becomes obligated to file a statement on Schedule 13D while this Agreement is in effect, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Group agrees to the joint filing on behalf of each of them of any statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) and Adam J. Katz of Irenic of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Notice shall be given no later than eight (8) hours after each such transaction. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by Irenic), (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.       Irenic shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be as directed by Irenic.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Section 2, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws.

7.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew Freedman at Olshan, at afreedman@olshanlaw.com.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and Irenic relating to their investment in the Company.

11.       The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.       That certain Group Agreement, by and among certain of the undersigned, dated January 5, 2024, is hereby superseded in its entirety by this Agreement and shall be of no further force or effect.

13.       Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D required to be filed under applicable law pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act that may in the future be required to be filed under applicable law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Irenic Capital Management LP

By:	Irenic Capital Management GP LLC its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Capital Evergreen Master Fund LP

By:	Irenic Capital Evergreen Fund GP LLC its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Capital Opportunity Master Fund LP

By:	Irenic Capital Opportunity Fund GP LLC its general partner

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Schooner LLC

By:	Irenic Capital Management LP its investment manager

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Capital Evergreen Fund GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Capital Opportunity Fund GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

Irenic Capital Management GP LLC

By:	/s/ Adam J. Katz
	Name:	Adam J. Katz
	Title:	Managing Member

/s/ Adam J. Katz
Adam J. Katz

/s/ Andrew Dodge
Andrew Dodge

/s/ Larry A. Lawson
Larry A. Lawson